Exhibit 99.1

The Glimpse Group Announces New Physical AI Leadership and the Introduction of SpatialCore

Under new executive leadership and a board chaired by the former Commander of the U.S. Pacific Fleet, The Glimpse Group is stepping fully into its Physical AI mission through Brightline Interactive — with technology that has been running in the field for years.

ASHBURN, Va., June 3, 2026 — The Glimpse Group, Inc. (NASDAQ: GGRP), today announced new executive leadership, a reconstituted board of directors, and a broader public introduction of SpatialCore — its open standards-based interoperability and operational context platform for Physical AI and autonomous systems.

SpatialCore is the result of four years of co-development between Brightline, a subsidiary of The Glimpse Group Inc., and the U.S. Navy. The company holds Cooperative Research and Development Agreements with both the U.S. Navy and U.S. Army.

Tyler Gates, Chief Executive Officer, The Glimpse Group:

“Physical AI is moving from research into deployment, and we believe the infrastructure it depends on does not yet exist at scale. Every autonomous system is building its own isolated understanding of the world. SpatialCore is the layer that we believe changes that — a single integration point that gives platforms from different manufacturers a shared, governed, real-time picture of the physical environment in which they need to operate and collaborate. We have spent more than a decade building toward this moment.

— Tyler Gates, Chief Executive Officer

The Platform

SpatialCore functions as an operational context and interoperability layer, enabling autonomous systems, sensors, digital twins, simulation environments, and AI systems to operate from a shared understanding of the physical world. The platform is built on open data standards adopted by NVIDIA, Apple, and the major robotics and simulation platforms.

Where building a custom integration between autonomous systems using legacy pathways can take the better part of a year, SpatialCore is expected to compress that process to a matter of weeks. For defense programs managing dozens of autonomous platforms from multiple manufacturers, that compression is expected to translate directly into mission capability and operational readiness.

Leadership

The Glimpse Group board is chaired by Admiral Scott Swift, USN (Ret.), the 35th Commander of the U.S. Pacific Fleet — the world’s largest naval command, spanning more than 100 million square miles. The board also includes Major General Pete Fesler, USAF (Ret.), former Deputy Director of Operations for North American Aerospace Defense Command; Tamar Elkeles, PhD, an experienced public company board member and executive with more than 25 years at Qualcomm leading government-focused technology programs; Brian Archer, former Managing Director and Head of Global Credit Trading at Citigroup; and Tyler Gates, the CEO of The Glimpse Group and architect of SpatialCore and CEO who has built Brightline over 13 years into an emerging Physical AI infrastructure company.

Admiral Scott Swift, USN (Ret.), Chairman of the Board:

“Tyler has spent years building toward a vision that many are only now beginning to recognize: that Physical AI requires a common operational framework capable of connecting machines, environments, and decision-making systems in real time. It must be presented in a context that is easily understood, providing organizations large and small the capability to maintain decision superiority in whatever domain they compete in. Brightline’s focus is not isolated to national defense operations, transcending national security domains to include all data-rich but knowledge-sparse organizational decision frameworks. I believe Brightline is well-positioned to help shape that future.”

— Admiral Scott Swift, USN (Ret.), Chairman of the Board

Tyler Gates was appointed as Chief Executive Officer and Bill Keneally as Chief Financial Officer in connection with its previously announced strategic shift into a physical AI focused company. Tyler Gates has been leading Brightline since 2012. The new executive team also includes Jason Powers as Chief Technology Officer, with 18 years of continuous leadership over Brightline’s platform development; Nick Fry as Chief Product Officer; and Demetrios Soutsos as Chief Strategy Officer.

Market and Strategy

Physical AI — autonomous systems that perceive, decide, and act in real-world environments — is moving rapidly from research to operational deployment across defense, logistics, manufacturing, robotics, and critical infrastructure. We believe the core constraint on that expansion is not AI capability. It is interoperability. Without a shared operational context layer, each new platform added to a program tends to add fragmentation rather than capability.

SpatialCore is how we solve that. It functions as the operational context and interoperability layer between autonomous systems, sensors, AI models, and the real-world data they need to act — a single integration point that replaces custom engineering with a single connection. As the Physical AI ecosystem grows, we believe SpatialCore will grow with it.

Our go-to-market strategy follows a deliberate sequence: deepening our current Department of Defense footprint, expanding into civil government, extending into the defense industrial base through OEM partnerships, and addressing the commercial autonomy market. We aim to build partnerships across the defense industrial base and will announce agreements as they are confirmed.

For more on our mission, technology, and founding story, visit: https://brightlineinteractive.com/news/the-foundation-behind-brightline-and-spatialcore

About Brightline Interactive and Glimpse

Brightline Interactive, is the Physical AI and spatial computing division of The Glimpse Group, Inc. (NASDAQ: GGRP). Brightline builds SpatialCore, an open standards-based interoperability and operational context platform that enables autonomous systems, AI agents, sensors, and digital twins to operate from a shared understanding of the physical world. SpatialCore is deployed in live U.S. Navy operations and is built on open data standards backed by NVIDIA, Apple, and the major robotics and simulation platforms. Brightline holds Cooperative Research and Development Agreements with both the U.S. Navy and U.S. Army. For more information, visit brightlineinteractive.com.

Cautionary Statement on Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements related to Brightline Interactive’s strategy, market position, product development, partnership activities, and business expansion plans. The words “aim,” “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will,” or the negative of these words or other similar terms are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based upon current plans and strategies of The Glimpse Group, Inc. and Brightline Interactive and reflect their current assessment of the risks and uncertainties related to their business as of the date of this press release. The Glimpse Group assumes no obligation to update any forward-looking statements contained in this press release. Such statements are subject to known and unknown risks, uncertainties, and assumptions, and actual results could differ materially from those expressed or implied. Factors that may cause actual results to differ materially include, without limitation, market conditions, competitive developments, and the other risks detailed in The Glimpse Group’s periodic reports filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

SOURCE: The Glimpse Group Inc.